As filed with the Securities and Exchange Commission on February 1, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NANOSPHERE, INC.
(Exact name of registrant as specified in its charter)

Delaware	36-4339870
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4088 Commercial Avenue Northbrook, Illinois	60062
(Address of Principal Executive Offices)	(Zip Code)
Nanosphere, Inc. 2000 Equity Incentive Plan
Nanosphere, Inc. 2007 Long Term Incentive Plan
(Full title of the plans)

William P. Moffitt III
President and Chief Executive Officer
4088 Commercial Avenue
Northbrook, Illinois 60062
((Name and address of agent for service)
(847) 400-9000
(Telephone number, including area code, of agent for service)

Copies to:
Esteban A. Ferrer, Esq.
Ann Lawrence, Esq.
Paul, Hastings, Janofsky & Walker LLP
Park Avenue Tower
75 East 55th Street
New York, NY 10022

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering	aggregate	Amount of
to be registered	registered (1)	price per share	offering price	registration fee
Common Stock, par value $0.01 per share	773,591 shares (2)	$6.19 (4)	$4,788,528.29 (4)	$188.19
Common Stock, par value $0.01 per share	4,106,009 shares (3)	$7.88 (5)	$32,355,350.92 (5)	$1,271.57

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of any additional shares of the Common Stock of Nanosphere, Inc. (the “Registrant”) that may be offered or issued under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents 773,591 shares of Common Stock reserved for future issuance under the Nanosphere, Inc. 2000 Equity Incentive Plan (the “2000 Plan”) upon the exercise of outstanding options granted under the 2000 Plan. No further option grants will be made under the 2000 Plan and any shares underlying outstanding options that expire or are forfeited under the 2000 Plan will be allocated to the Nanosphere, Inc. 2007 Long-Term Incentive Plan (the “2007 Plan”).

(3)	Represents 4,106,009 shares of Common Stock initially reserved for future grant under the 2007 Plan, comprised of 2,656,820 shares issuable upon exercise of outstanding options and 1,359,321 shares issuable under awards available for future grant plus an additional 89,868 shares of Common Stock that are available for future grant resulting from expiration of awards made under the 2000 Plan. The 2007 Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2007 Plan on January 1, from 2009 until 2012. The number of shares added each year will be equal to the least of 900,000 shares of the Registrant’s Common Stock; four percent of the aggregate number of shares of the Registrant’s Common Stock outstanding on December 31 of the immediately preceding year; and an amount determined by the Registrant’s board of directors.

(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using a weighted average exercise price of approximately $6.19 per share for such options issued and outstanding under the 2000 Plan based on exercise prices for such shares ranging from approximately $0.08 to $36.75 per share.

(5)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price with respect to the 1,449,189 shares issuable under the 2007 Plan are calculated based on $12.49 per share, the average of the high and low prices of Registrant’s Common Stock, as reported on the Nasdaq Global Market on January 29, 2008, a date within five business days prior to the filing of this Registration Statement. The proposed maximum offering price per share and the proposed maximum aggregate offering price with respect to the 2,656,820 shares issued and outstanding under the 2007 Plan are calculated using a weighted average exercise price of approximately $5.36 per share for such options based on exercise prices for such shares ranging from approximately $4.50 to $14.00 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.      PLAN INFORMATION.
     Not required to be filed with this Registration Statement.*
ITEM 2.      REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.
     Not required to be filed with this Registration Statement.*
* The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of this Registration Statement will be sent or given to participants of the 2000 Plan and the 2007 Plan, as specified by Rule 428(b)(1) under the Securities Act. As permitted by Part I of Form S-8, such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.      INCORPORATION OF DOCUMENTS BY REFERENCE.
     The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:
     (a) The Registrant’s Prospectus dated November 1, 2007, filed pursuant to Rule 424(b) under the Securities Act, which relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-145356) (as amended and including the exhibits thereto, the “Form S-1 Registration Statement”), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;
     (b) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007 filed with the Commission on December 13, 2007; and
     (c) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed on October 29, 2007 (File No. 001-33775), pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
     All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.
     For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
     You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. The Registrant has not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.
     You may contact the Registrant in writing or orally to request copies of the above-referenced filings, without charge (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this Registration Statement). Requests for such information should be directed to:
Nanosphere, Inc.
Attn: J. Roger Moody, Jr.
4088 Commercial Avenue
Northbrook, Illinois 60062
(847) 400-9000

ITEM 4.      DESCRIPTION OF SECURITIES.
     Not applicable.
ITEM 5.      INTERESTS OF NAMED EXPERTS AND COUNSEL.
     The validity of the shares of Common Stock being offered by this prospectus and certain other legal matters are being passed upon for the Registrant by Paul, Hastings, Janofsky & Walker LLP. Certain attorneys of Paul, Hastings, Janofsky & Walker LLP own shares of the Registrant’s Common Stock.
ITEM 6.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.
     The Registrant’s amended and restated certificate of incorporation and amended and restated by-laws include provisions to (i) eliminate the personal liability of the Registrant’s directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (ii) require the registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under DGCL. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the registrant or its stockholders, for improper transactions between the director and the registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     The Registrant has entered into indemnification agreements with its directors and officers. The indemnification agreements provide indemnification to its directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.
     At present, there is no pending litigation or proceeding involving any of the Registrant’s directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.
     The Registrant has an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.
ITEM 7.      EXEMPTION FROM REGISTRATION CLAIMED.
     Not applicable.
ITEM 8.      EXHIBITS.

Exhibit
Number	Description
3.1 (1)	Second Amended and Restated Certificate of Incorporation

3.2 (2)	Amended and Restated Bylaws

4.1 (3)	Amended and Restated Registration Rights Agreement dated as of April 12, 2006

4.2 (4)	Specimen of stock certificate for common stock

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP.

10.1 (5)	Nanosphere, Inc. 2000 Equity Incentive Plan, as amended

10.2 (6)	Form of Nanosphere, Inc. 2000 Equity Incentive Plan Non-Qualified Stock Option Award Agreement, as amended

10.3 (7)	Form of Nanosphere, Inc. 2000 Equity Incentive Plan Option Award Agreement

10.4 (8)	Nanosphere, Inc. 2007 Long-Term Incentive Plan, as amended and restated

10.5 (9)	Form of Nanosphere, Inc. 2007 Long-Term Incentive Plan Incentive Stock Option Award Agreement (Time Vested)

10.6 (10)	Form of Nanosphere, Inc. 2007 Long-Term Incentive Plan Non-Qualified Stock Option Award Agreement (Time Vested)

10.7 (11)	Form of Nanosphere, Inc. 2007 Long-Term Incentive Plan Option Award Agreement (Cliff-vested, performance-accelerated)

23.1	Consent of Independent Registered Public Accounting Firm.

Exhibit
Number	Description
23.2	Consent of Paul, Hastings, Janofsky & Walker LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page of this Registration Statement on Form S-8.

(1)	Previously filed as Exhibit 3.1 to the Form S-1 Registration Statement and incorporated by reference herein.

(2)	Previously filed as Exhibit 3.2 to the Form S-1 Registration Statement and incorporated by reference herein.

(3)	Previously filed as Exhibit 4.2 to the Form S-1 Registration Statement and incorporated by reference herein.

(4)	Previously filed as Exhibit 4.3 to the Form S-1 Registration Statement and incorporated by reference herein.

(5)	Previously filed as Exhibit 10.1 to the Form S-1 Registration Statement and incorporated by reference herein.

(6)	Previously filed as Exhibit 10.2 to the Form S-1 Registration Statement and incorporated by reference herein.

(7)	Previously filed as Exhibit 10.3 to the Form S-1 Registration Statement and incorporated by reference herein.

(8)	Previously filed as Exhibit 10.4 to the Form S-1 Registration Statement and incorporated by reference herein.

(9)	Previously filed as Exhibit 10.5 to the Form S-1 Registration Statement and incorporated by reference herein.

(10)	Previously filed as Exhibit 10.6 to the Form S-1 Registration Statement and incorporated by reference herein.

(11)	Previously filed as Exhibit 10.7 to the Form S-1 Registration Statement and incorporated by reference herein.
ITEM 9.      UNDERTAKINGS.
(a)	The Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northbrook, State of Illinois, on January 31, 2008.

NANOSPHERE, INC.
By:	/s/ William P. Moffitt III
William P. Moffitt III
President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William P. Moffitt III and J. Roger Moody, Jr., and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE(S)	DATE

/s/ William P. Moffitt III William P. Moffitt III	President and Chief Executive Officer (Principal Executive Officer)	January 31, 2008
/s/ J. Roger Moody, Jr. J. Roger Moody, Jr.	Chief Financial Officer, Vice President of Finance & Administration, Treasurer, Secretary (Principal Financial and Accounting Officer)	January 31, 2008
/s/ Mark Slezak Mark Slezak	Chairman of the Board of Directors	January 31, 2008
/s/ Jeffrey R. Crisan Jeffrey R. Crisan	Director	January 31, 2008
/s/ André de Bruin André de Bruin	Director	January 31, 2008
/s/ Chad A. Mirkin Chad A. Mirkin	Director	January 31, 2008
/s/ James J. Nahirny James J. Nahirny	Director	January 31, 2008
/s/ Sheli Z. Rosenberg Sheli Z. Rosenberg	Director	January 31, 2008

EXHIBITS

Exhibit
Number	Description
3.1 (1)	Second Amended and Restated Certificate of Incorporation

3.2 (2)	Amended and Restated Bylaws

4.1 (3)	Amended and Restated Registration Rights Agreement dated as of April 12, 2006

4.2 (4)	Specimen of stock certificate for common stock

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP.

10.1 (5)	Nanosphere, Inc. 2000 Equity Incentive Plan, as amended

10.2 (6)	Form of Nanosphere, Inc. 2000 Equity Incentive Plan Non-Qualified Stock Option Award Agreement, as amended

10.3 (7)	Form of Nanosphere, Inc. 2000 Equity Incentive Plan Option Award Agreement

10.4 (8)	Nanosphere, Inc. 2007 Long-Term Incentive Plan, as amended and restated

10.5 (9)	Form of Nanosphere, Inc. 2007 Long-Term Incentive Plan Incentive Stock Option Award Agreement (Time Vested)

10.6 (10)	Form of Nanosphere, Inc. 2007 Long-Term Incentive Plan Non-Qualified Stock Option Award Agreement (Time Vested)

10.7 (11)	Form of Nanosphere, Inc. 2007 Long-Term Incentive Plan Option Award Agreement (Cliff-vested, performance-accelerated)

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page of this Registration Statement on Form S-8.

(1)	Previously filed as Exhibit 3.1 to the Form S-1 Registration Statement and incorporated by reference herein.

(2)	Previously filed as Exhibit 3.2 to the Form S-1 Registration Statement and incorporated by reference herein.

(3)	Previously filed as Exhibit 4.2 to the Form S-1 Registration Statement and incorporated by reference herein.

(4)	Previously filed as Exhibit 4.3 to the Form S-1 Registration Statement and incorporated by reference herein.

(5)	Previously filed as Exhibit 10.1 to the Form S-1 Registration Statement and incorporated by reference herein.

(6)	Previously filed as Exhibit 10.2 to the Form S-1 Registration Statement and incorporated by reference herein.

(7)	Previously filed as Exhibit 10.3 to the Form S-1 Registration Statement and incorporated by reference herein.

(8)	Previously filed as Exhibit 10.4 to the Form S-1 Registration Statement and incorporated by reference herein.

(9)	Previously filed as Exhibit 10.5 to the Form S-1 Registration Statement and incorporated by reference herein.

(10)	Previously filed as Exhibit 10.6 to the Form S-1 Registration Statement and incorporated by reference herein.

(11)	Previously filed as Exhibit 10.7 to the Form S-1 Registration Statement and incorporated by reference herein.